FOR IMMEDIATE RELEASE

November 20, 2015

PCS Edventures.com!, Inc. Announces Robert Grover Appointed as Executive Vice President

Boise, Idaho, November 20, 2015 - PCS Edventures!, Inc. (PCSV), a leader of K-12 STEM Education & Robotics today announced that Robert Grover will be stepping down as CEO, and will move into the role of Executive Vice President, where he will focus on product delivery and market development effective immediately.

Mr. Grover has spent over two decades with PCS working in the field of education designing, developing, and creating learning programs and services that facilitate student-centered, experiential learning. “His devotion and knowledge of PCS products will be instrumental for PCS to increase its revenues and grow its market share” stated the Board of Directors.

Robert Grover commented that “This is an exciting time for PCS and I am delighted that we will be recruiting new talent to our executive management team. I look forward to the opportunity to increase our revenues through focused work with our sales people, partners, and channels as we grow awareness of our BrickLab and PCS Robotics products, our extensive enrichment camp products, and, now, our new digital curriculum platform that will support and enhance all of our products. This new learning platform called “EdApp” will be launching for the holiday season as we release our first digital title, Droneology, a timely product that addresses the major need for drone safety and awareness. This product release is especially relevant as we head into the holiday season where nearly a million drones are projected to be purchased.”

The Nominating and Corporate Governance Committee of the Company’s Board of Directors has begun a search for a new CEO.

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCQB:PCSV) designs and delivers educational products and services to the K-12 market that develop 21st century skills, programs emphasize hands-on experiences in (STEAM) and have been deployed at over 7,000 sites in all 50

United States and 17 foreign countries. Additional product information is available HERE.

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as PCS Edventures, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statement.

Contact Information:

Public Relations Contact:

Juda Engelmayer

5W Public Relations

jengelmayer@5wpr.com

(212) 999-5585

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